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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
March 4, 2004

ABERDENE MINES LIMITED
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-33189	88-0454792
(Commission File No.)	(IRS Employer ID)

101 Convention Center Drive
Suite 700
Las Vegas, Nevada 89109
(Address of principal executive offices and Zip Code)

(702) 873-3488
(Registrant's telephone number, including area code)

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ITEM 5.       OTHER EVENTS AND REGULATION FD DISCLOSURE

On February 23, 2004, the resignation of Hugh Grenfal, Jr. from the board of directors was accepted by us and Brent Jardine was appointed to fill the vacancy created by Mr. Grenfal's resignation.

On the same date, the resignation of Andrei Stytsenko from the board of directors was accepted by us and Tim Hipsher was appointed to fill the vacancy created by Mr. Stytsenko's resignation.

Brent Jardine has been our president, chief executive officer, treasurer and chief financial officer since January 27, 2004. From October 1996 to January 2003, Mr. Jardine was president of La Mancha Resources Inc., a mining company traded on the Toronto Venture Stock Exchange. From November 1996 to January 2003, Mr. Jardine was president of X-Tal Minerals Corp., a mining company traded on the Toronto Venture Stock Exchange. From March 1989 to January 2001 Mr. Jardine was a director of Silverarrow Explorations Inc., an oil and gas exploration corporation located in Vancouver, British Columbia. From December 1994 to February 2001, Mr. Jardine was director of Pan Ocean Exploration Inc., a mineral exploration company located in Vancouver, British Columbia. From May 1996 to April 2001, Mr. Jardine was a director of Centura Ventures Inc., a mineral exploration company located in Vancouver, British Columbia. From March 1993 to February 2001, Mr. Jardine was a director of Mannix Resources Inc., an oil and gas exploration company located in Vancouver, British Columbia.

Tim Hipsher has been our secretary since January 27, 2004. Since October 2002, Mr. Hipsher has been a business consultant to Quality of Life Corp. located in St. Louis, Missouri. Quality of Life Corp. is an integrated health care company operating assisted living communities and membership programs offering affordable access to health care services. From April 1995 to December 2002, Mr. Hipsher was a partner in Rubicon Capital Corp. located in La Jolla California. Rubicon Capital was a merchant bank focused on small to mid cap technology companies.

Messrs. Grenfal's and Stytsenko's resignations were not as a result of any disagreement with us over operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 4th day of March, 2004.

ABERDENE MINES LIMITED

BY:	/s/ Brent Jardine Brent Jardine, President, Principal Executive Officer, Treasurer and Principal Financial Officer